Exhibit 99.1

Acola and TEDA Travel Complete Share Exchange

Name Change and Symbol Change expected soon.

March 18, 2004 TEDA Travel, formerly Acola Corp., announced it has completed its previously announced share exchange. On January 18, 2004, Acola Corp. announced it had entered into a Letter of Intent (LOI) with TEDA Travel and its subsidiaries to merge the two corporations. The newly merged company will immediately file for both symbol and name changes to correctly reflect its new direction.

TEDA Travel provides hotel and resort management services, as well as investing in its own real estate development portfolio in China. The TEDA group owns interest in a number of companies and properties throughout China.

TEDA, which stands for Tianjin Economic and Technological Development Area, is the heart of China’s ever-growing economic free trade zone. It houses more than 3,300 foreign companies, including 100 of the Fortune 500, with a total investment exceeding $15 billion.

Less than 100 miles from the capital city of Beijing and serviced by the Tianjin International Airport, TEDA Travel is part of TEDA Group, one of the oldest and largest government owned business conglomerates in China.

Godfrey Hui, CEO of TEDA Travel said, “It is our goal to build a company with real value for its shareholders. The foundation is in place to immediately begin growing our company. Immediately, we will bring our shareholders up to speed on the TEDA Group and the Tianjin development area in China.”

TEDA Travel is in a unique position when compared to other China-based travel/entertainment companies. Positioned in the middle of the economic development area, since late 2003 it has extended its foothold in Beijing by participating in a new real estate project in Shunyi District.

In the past five years China’s travel industry, spurred by the fast growing Chinese economy, has expanded dramatically, experiencing a 12.9% compounded annual growth. According to data from the China National Tourism Administration, the total tourism expenditure in China was $47 billion in 2002.

Mr. Hui closed saying, “This is not only a great day for TEDA Travel but a great day for Acola shareholders. Today we begin building value and sharing the TEDA story. We hope each shareholder gets a chance to visit one of our exciting properties.”

The company will notify shareholders of the symbol and name changes upon its completion. The company will also be adding a United States-based Investor Relations firm so US shareholders can reach a company representative when needed. The company will otherwise update shareholders through its various SEC filings.

About TEDA Travel: TEDA Travel is a property management company providing services to hotels and resorts throughout China. The company is responsible for the supervision and day-to-day operations of the properties it manages. In addition to its property management division, TEDA Travel also has its own portfolio of real estate investments. Positioned in the heart of China’s economic development center, TEDA Travel is in a position to expand its operations to meet the ever-growing demands in China’s economic boom.

About Tianjin Economic and Technological Development Area (TEDA): The government of Tianjin established the Tianjin Economic and Technological Development Area (TEDA), one of the earliest and best state-level development zones in China, in December 1984 with the approval of State Council. TEDA is a special economic area designated to attract foreign investment with special policies and incentives, including tax credits and waivers, technical assistance and reduced rents. TEDA has now has a developed area of 33 square kilometers (approximately 20 square miles) and is located to the southeast of Tianjin City, about 45 kilometers (27 miles) away from downtown and 140 kilometers (84 miles) from Beijing. TEDA enjoys easy access to North China, Northeast China and Northwest China. Currently, there are over 3,300 foreign companies in TEDA including many of the top multinationals, such as Motorola, Coca-Cola, Toyota and Pepsi-Cola, to name but a few. The total foreign investment in the area exceeds $11 billion.

Safe Harbor Statement: As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.

Contact Information:

John Roskelley, President, First Global Media, 480.219.0886